Exhibit 99.1

Contacts:
Stuart C. Haselden
Chief Financial Officer
(212) 209-8461

Allison Malkin/Joe Teklits
ICR, Inc.
(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES THIRD QUARTER FISCAL 2013 RESULTS

NEW YORK, December 4, 2013 — J.Crew Group, Inc. today announced financial results for the three and nine months ended November 2, 2013.

Third Quarter highlights:

•

Revenues increased 11% to $618.8 million, with comparable company sales increasing 4%.  When realigning last year to be consistent with the current year retail calendar, comparable company sales increased 5% on top of an increase of 10% in the third quarter last year.  Store sales increased 7% to $420.2 million on top of an increase of 17% in the third quarter last year.  Direct sales increased 21% to $189.8 million following an increase of 13% in the third quarter last year.

•	Gross margin was 43.9% compared to 47.3% in the third quarter last year.

•

Selling, general and administrative expenses were flat to last year at $188.6 million, or 30.5% of revenues compared to 33.9% of revenues in the third quarter last year. This year reflects a decrease of $7 million in share-based and incentive compensation.

•	Operating income increased to $82.9 million, or 13.4% of revenues, from $74.5 million, or 13.4% of revenues, in the third quarter last year.

•	Net income increased to $35.4 million from $33.2 million in the third quarter last year.

•

Adjusted EBITDA increased to $110.4 million from $98.9 million in the third quarter last year.  An explanation of the manner in which we use adjusted EBITDA and an associated reconciliation to GAAP measures are included in Exhibit (3).

First Nine Months highlights:

•

Revenues increased 10% to $1,742.0 million, with comparable company sales increasing 3% (which was the same on a realigned basis) on top of an increase of 13% in the first nine months last year.  Store sales increased 6% to $1,199.5 million on top of an increase of 22% in the first nine months last year.  Direct sales increased 19% to $517.8 million following an increase of 16% in the first nine months last year.

•	Gross margin was 43.3% compared to 46.7% in the first nine months last year.

•

Selling, general and administrative expenses were $541.2 million, or 31.1% of revenues, compared to $527.4 million, or 33.3% of revenues, in the first nine months last year.  This year reflects a decrease of $23 million in share-based and incentive compensation.

•	Operating income was $212.3 million, or 12.2% of revenues, compared to $212.2 million, or 13.4% of revenues, in the first nine months last year.

•	Net income was $82.2 million compared to $85.9 million in the first nine months last year.

•

Adjusted EBITDA increased to $294.4 million from $289.2 million in the first nine months last year.  An explanation of the manner in which we use adjusted EBITDA and an associated reconciliation to GAAP measures are included in Exhibit (3).

Balance Sheet highlights:

•

Cash and cash equivalents decreased to $77.9 million from $195.7 million at the end of the third quarter last year, which reflects a special dividend of $197.5 million that was paid in the fourth quarter last year.

•

Total debt was $1,570 million, consisting of the senior secured term loan of $1,170 million, maturing in 2018, and the senior unsecured notes of $400 million, maturing in 2019; compared to $1,585 million at the end of the third quarter last year.

•	Inventories were $418.4 million compared to $348.6 million at the end of the third quarter last year. Inventories and inventories per square foot increased 20% and 11%, respectively.

Subsequent Event

On November 4, 2013 in a private transaction, Chinos Intermediate Holdings A, Inc., (Issuer) an indirect parent holding company of J.Crew Group, Inc. (Group), issued $500 million aggregate principal of 7.75/8.50% Senior PIK Toggle Notes due May 1, 2019 (PIK Notes).  The PIK Notes pay interest semi-annually on May 1 and November 1 of each year.  Interest for the first and final interest periods is required to be paid in cash at the cash interest rate of 7.75%.  For each other interest period, the Issuer is required to pay interest in cash, unless certain conditions are satisfied, in which case the Issuer may elect to pay PIK interest either by increasing the principal amount or issuing new notes.  The PIK interest rate is equal to the cash interest rate plus 75 basis points, or 8.50%.

The PIK Notes are: (i) senior unsecured obligations of the Issuer, (ii) structurally subordinated to all of the liabilities of the Issuers’ subsidiaries, and (iii) not guaranteed by any of the Issuers’ subsidiaries, including Group, and therefore are not recorded in the financial statements of Group.  The PIK Notes provide for redemption at certain prices, including with respect to a change in control or equity offering.  While not required, the Company intends to pay dividends to the Issuer to fund interest payments.  If interest on the PIK Notes is paid in cash, the semi-annual interest payments will be $19 million, or $213 million through the maturity date.  The dividends will be recorded as a reduction of stockholders’ equity in the consolidated financial statements of Group.

The net proceeds of $490 million from this offering were used by the Issuer to fund a cash dividend of $484 million to equity holders, and dividend equivalent compensation payments of $6 million to certain equity-award holders.  Additionally, the exercise prices of certain equity-awards were reduced by an amount equal to the dividend of $0.53 per share.

How We Assess the Performance of Our Business

In assessing the performance of our business, we consider a variety of performance and financial measures.  A key measure used in our evaluation is comparable company sales, which includes (i) net sales from stores that have been open for at least twelve months, (ii) direct net sales, and (iii) shipping and handling fees.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures.  An explanation of the manner in which we use adjusted EBITDA and an associated reconciliation to GAAP measures is included in Exhibit (3).

Conference Call Information

A conference call to discuss third quarter results is scheduled for tomorrow, December 5, 2013, at 11:00 AM Eastern Time.  Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call.  The conference call will also be webcast live at www.jcrew.com.  A replay of this call will be available until December 12, 2013 and can be accessed by dialing (877) 870-5176 and entering conference ID number 13573042.

About J.Crew Group, Inc.

J.Crew Group, Inc. is a nationally recognized multi-channel retailer of women's, men's and children’s apparel, shoes and accessories.  As of December 4, 2013, the Company operates 329 retail stores (including 256 J.Crew retail stores, eight crewcuts stores and 65 Madewell stores), jcrew.com, jcrewfactory.com, the J.Crew catalog, madewell.com, the Madewell catalog, and 121 factory stores.  Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein, including projected store count and square footage in Exhibit (4) hereof, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect our current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including our substantial indebtedness and lease obligations, the strength of the global economy, declines in consumer spending or changes in seasonal consumer spending patterns, competitive market conditions, our ability to anticipate and timely respond to changes in trends and consumer preferences, our ability to successfully develop, launch and grow our newer concepts and execute on strategic initiatives, products offerings, sales channels and businesses, material disruption to our information systems, our ability to implement our real estate strategy, our ability to implement our international expansion strategy, our ability to attract and retain key personnel, interruptions in our foreign sourcing operations, and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except percentages)	Third Quarter Fiscal 2013	Third Quarter Fiscal 2012	First Nine Months Fiscal 2013	First Nine Months Fiscal 2012

Net sales:
Stores	$420,224	$391,720	$1,199,534	$1,129,769
Direct	189,805	156,786	517,795	434,167

Other	8,798	7,302	24,711	20,882
Total revenues	618,827	555,808	1,742,040	1,584,818

Cost of goods sold, including buying and occupancy costs	347,332	292,738	988,537	845,223
Gross profit	271,495	263,070	753,503	739,595
As a percent of revenues	43.9%	47.3%	43.3%	46.7%

Selling, general and administrative expenses	188,583	188,569	541,207	527,357
As a percent of revenues	30.5%	33.9%	31.1%	33.3%

Operating income	82,912	74,501	212,296	212,238
As a percent of revenues	13.4%	13.4%	12.2%	13.4%

Interest expense, net	26,467	24,089	78,386	74,860

Income before income taxes	56,445	50,412	133,910	137,378

Provision for income taxes	21,017	17,233	51,703	51,496

Net income	$35,428	$33,179	$82,207	$85,882

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	November 2, 2013	February 2, 2013	October 27, 2012

Assets
Current assets:
Cash and cash equivalents	$77,893	$68,399	$195,675
Inventories	418,401	265,628	348,601
Prepaid expenses and other current assets	82,478	65,791	61,646
Prepaid income taxes	—	11,620	7,012
Total current assets	578,772	411,438	612,934

Property and equipment, net	369,054	324,111	321,797

Favorable lease commitments, net	28,612	35,104	38,070

Deferred financing costs, net	44,396	51,851	52,178

Intangible assets, net	968,500	975,517	977,968

Goodwill	1,686,915	1,686,915	1,686,915

Other assets	3,507	1,778	1,784
Total assets	$3,679,756	$3,486,714	$3,691,646

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$243,374	$141,119	$161,523
Other current liabilities	150,137	153,743	154,680
Interest payable	10,036	18,812	12,983
Income taxes payable	2,424	—	—
Current portion of long-term debt	12,000	12,000	15,000
Total current liabilities	417,971	325,674	344,186

Long-term debt	1,558,000	1,567,000	1,570,000

Unfavorable lease commitments and deferred credits	91,741	71,146	65,840

Deferred income taxes, net	397,087	392,984	409,787

Other liabilities	33,268	38,419	37,896

Stockholders’ equity	1,181,689	1,091,491	1,263,937
Total liabilities and stockholders’ equity	$3,679,756	$3,486,714	$3,691,646

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

The following table reconciles net income reflected on the Company’s condensed consolidated statements of operations to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (prepared in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (prepared in accordance with GAAP).

(in millions)	Third Quarter Fiscal 2013	Third Quarter Fiscal 2012	First Nine Months Fiscal 2013	First Nine Months Fiscal 2012

Net income	$35.4	$33.2	$82.2	$85.9
Provision for income taxes	21.0	17.2	51.7	51.5
Interest expense, net	26.4	24.1	78.4	74.9
Depreciation and amortization	21.3	20.9	64.5	59.7
EBITDA	104.1	95.4	276.8	272.0
Share-based compensation	1.5	1.1	4.4	3.2
Amortization of lease commitments	2.3	0.2	5.9	7.2
Sponsor monitoring fees	2.5	2.2	7.3	6.8
Adjusted EBITDA	110.4	98.9	294.4	289.2
Taxes paid	(11.4)	(16.8)	(38.8)	(56.2)
Interest paid	(32.2)	(30.9)	(76.6)	(81.4)
Changes in working capital	(45.3)	(31.1)	(57.3)	(58.0)
Cash flows from operating activities	21.5	20.1	121.8	93.6
Cash flows from investing activities	(39.6)	(34.0)	(102.6)	(109.6)
Cash flows from financing activities	(3.1)	(3.9)	(9.6)	(10.2)
Effect of changes in foreign exchange rates on cash and cash equivalents	0.3	—	(0.1)	—
Increase (decrease) in cash	(20.9)	(17.8)	9.5	(26.2)
Cash and cash equivalents, beginning	98.8	213.5	68.4	221.9
Cash and cash equivalents, ending	$77.9	$195.7	$77.9	$195.7

We present Adjusted EBITDA, a non-GAAP financial measure, because we use such measure to: (i) monitor the performance of our business, (ii) evaluate our liquidity, and (iii) determine levels of incentive compensation. We believe the presentation of this measure will enhance the ability of our investors to analyze trends in our business, evaluate our performance relative to other companies in the industry, and evaluate our ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity.  Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.

Exhibit (4)

Actual and Projected Store Count and Square Footage

	Fiscal 2013
Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter(1)	Number of stores closed during the quarter(1)	Total stores open at end of the quarter
1st Quarter(2)	401	8	—	409
2nd Quarter(2)	409	12	—	421
3rd Quarter(2)	421	16	(1)	436
4th Quarter(3)	436	14	—	450

	Fiscal 2013
Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter(2)	2,330,687	40,113	—	2,370,800
2nd Quarter(2)	2,370,800	60,852	(2,019)	2,429,633
3rd Quarter(2)	2,429,633	66,869	(5,105)	2,491,397
4th Quarter(3)	2,491,397	88,642	—	2,580,039

(1)	Actual and projected number of stores opened or closed during fiscal 2013 by channel are as follows:

Q1 – Three retail, one factory, and four Madewell stores.

Q2 – Three international retail, four factory, one international factory, and four Madewell stores.

Q3 – Four retail, one international retail, four factory, and seven Madewell stores. Close one retail store.

Q4 – Four retail, three international retail, five factory, and two Madewell stores.

(2)	Reflects actual activity.

(3)	Reflects projected activity.